SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2003

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26878	95-4782077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 North Los Robles Avenue, Suite 800, Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 792-5700

N/A

(Former name or former address, if changed since last report)

Item 9.    REGULATION FD DISCLOSURE

The information included in this Current Report on Form 8-K is provided under Item 12.

On March 31, 2003, Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), issued a press release (the “Earnings Press Release”) announcing earnings for the year ended December 31, 2002. A copy of the Earnings Press Release is filed as Exhibit 99.1 to this report and is incorporated herein by reference. The version of the Earnings Press Release filed as an Exhibit to this report has been revised to correct certain grammatical and clerical errors contained in the March 31, 2003 version of the Earnings Press Release.

The Earnings Press Release contains certain non-GAAP financial information. Set forth below is a reconciliation of such non-GAAP financial information to (loss) income before income taxes, extraordinary item and cumulative effect of an accounting change.

EBITDA means operating (loss) income excluding stock compensation, depreciation and amortization and impairment of intangible assets. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. EBITDA, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

Reconciliation of EBITDA to (loss) income before income taxes, extraordinary item and cumulative effect of an accounting change:

	Year ended December 31,		Nine months ended December 31, 2000	Twelve months ended December 31, 2000(1) (unaudited)
	2002	2001
	(in thousands)
EBITDA	$119,684	$267,564	$176,771	$181,080
Stock compensation	(23,965)	(46,538)	(20,635)	(21,818)
Depreciation and amortization	(356,354)	(940,670)	(438,059)	(439,148)
Impairment of intangible assets	(2,446,836)	(10,800)	—	—
Operating loss	(2,707,471)	(730,444)	(281,923)	(279,886)
Interest expense	(9,839)	(27,375)	(24,783)	(24,783)
Other (expense) income, net	(106,931)	(168,171)	8,441	21,934

(Loss) income before income taxes, extraordinary item and cumulative effect of an accounting change	$(2,824,241)	$(925,990)	$(298,265)	$(282,735)

(1)	Reported results for the transition period from April 1, 2000 to December 31, 2000 have been combined with operating results for the three months ended March 31, 2000 to enhance comparability.

The Earnings Press Release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

(c)  EXHIBITS.

Exhibit No.	Description

99.1	Press Release of Gemstar-TV Guide International, Inc. issued March 31, 2003: Revised.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

Date: April 2, 2003	By:	/s/ STEPHEN H. KAY
Stephen H. Kay, Executive Vice President and General Counsel

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EXHIBIT INDEX

99.1	Press Release of Gemstar-TV Guide International, Inc. dated March 31, 2003: Revised.